[Foley & Lardner LLP letterhead]

March 1, 2013	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 092233-0112

Integrys Energy Group, Inc. 130 East Randolph Street Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel for Integrys Energy Group, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement and the Prospectus relate to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to 3,898,156 shares of the Company’s common stock, par value $1 per share (the “Common Stock”), pursuant to the Integrys Energy Group, Inc. Stock Investment Plan (the “Plan”).

We have examined: (1) the Registration Statement, including the Prospectus; (2) the Restated Articles of Incorporation and By-Laws of the Company, as amended to date; (3) the Plan; and (4) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.  In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (1) the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and comply with all applicable laws at the time the shares of Common Stock under the Plan are offered or issued as contemplated by the Registration Statement; and (2) all shares of Common Stock under the Plan will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus, we are of the opinion that:

1. The Company is a validly existing corporation under the laws of the State of Wisconsin.

Integrys Energy Group, Inc.

2. The shares of Common Stock covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Opinion” in the Prospectus forming a part thereof.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP